EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2012 on the 2011 and 2010 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for the years ended December 31, 2011 and 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-143299, effective December 28, 2007, File No. 333-137141, effective September 25, 2006 and File No. 333-134823, effective August 1, 2006), Form S-4 (File No. 333-177983, effective   January 27, 2012) and on Forms S-8 (File No. 333-137666, effective September 29, 2006,  File No. 333-169158, effective September 2, 2010, File No. 333-179790, effective February 29, 2012).

March 27, 2012	By:	/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Clearwater, Florida